UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Essential Utilities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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762 W. Lancaster Ave.
Bryn Mawr PA 19010-3489
(610) 527-8000

ADDITIONAL DEFINITIVE PROXY MATERIAL

April 25, 2025

Explanatory Note

On March 23, 2025, Essential Utilities, Inc. (the “Company”) filed its definitive proxy statement with the Securities and Exchange Commission with respect to the Company’s Annual Meeting of Shareholders to be held on May 7, 2025 beginning at 8:00 a.m. The Annual Meeting will be held virtually. This additional proxy material is being filed to supplement the disclosure concerning the approval of compensation paid to our named executive officers for 2024 discussed in Proposal 2 in the proxy statement.

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April 25, 2025

Dear Shareholder:

We are writing to you on behalf of the Board of Directors (the “Board”) and the Executive Compensation Committee of the Board (the “Committee”) to address an advisory report issued by proxy advisory firm Institutional Shareholder Services (“ISS”), which contains a negative vote recommendation against the Advisory Vote to Approve Named Executive Officers’ Compensation (“Proposal 2”).

The reasons articulated by ISS in reaching its decision to publish a negative recommendation appear to be based on three factors: (1) targets for certain metrics in our 2024 annual incentive award program were set at levels below 2023 actual results, (2) the target long-term incentive value for our CEO was increased without disclosure of a specific rationale, and (3) forward-looking goals were not disclosed for the Performance-based Stock Units (“PSUs”) that make up the majority of the long-term equity incentive awards. We respectfully disagree with the ISS negative recommendation for the following reasons.

1)	Targets for certain 2024 metrics were set below 2023 actual results:

The Committee follows a rigorous process to establish goals for both the annual incentive awards and the performance goals for the equity awards. In their rigorous evaluation of the compensation targets, the Committee reviews five years of historical data as well as a five year forward plan before it makes its final determinations on the targets. Occasionally, there are anomalies in performance which provide better (or worse) results than those initially set at the beginning of a year. For 2024, the following three metrics were discussed by ISS in its report.

a)	Responsible Vehicle Accidents (STI Plan) – The 2023 actual result was 2.43 accidents per million miles driven. 2023 was viewed to be a particularly strong year, with the actual results better than the projected trend. With this in mind, the Committee established the 2024 target at 2.50 accidents per million miles driven, in line with the multiyear trend of continuous improvement. This approximates to one to two single vehicle accidents among the Company’s entire fleet which drives more than 31 million miles per year.

b)	Gas Damage Prevention (STI Plan) – The 2023 actual result was 2.71 damage incidents per 1,000 excavation tickets received. The 2024 target was 3.22 damage incidents per 1,000 excavation tickets received. In 2023, we began a new initiative that provided results that were unexpectedly low (positive). However, the Committee believed following its established trajectory of continued improvement was most prudent and would take corrective action on targets in subsequent years if the achievement continued at better-than-expected levels.

c)	Return On Equity (LTI Plan) – The 2023 actual result was 11.27%, which included tax-related impacts that were not expected to recur to the same degree in 2024. The 2024 target was set at 9.54%, which reflects the authorized regulated rate of return adjusted for regulatory lag. In 2024, the realized return on equity included the sale of the Company’s non-regulated power generation assets at a significant premium.

2)	Change in target value for the CEO long-term incentive (LTI):

This target is established each year based on benchmarking data provided by the Committee’s external independent compensation advisor and is reviewed by the Committee. The target value falls within industry norms. Further, the CEO’s LTI compensation is 100% performance based and has therefore resulted in realized value significantly below target for both 2023 and 2024.

3)	Forward-looking goals were not disclosed for the Performance-based Stock Units:

For the PSU awards, the Company fully discloses the metrics that will be used in determining achievement. In line with most companies, we did not disclose the associated financial and operational targets for each metric prior to the end of the performance period. Disclosing these specific targets in the proxy statement could be interpreted as premature guidance by the Company. Additionally, disclosing certain operational metric targets could also be potentially damaging to the Company’s competitive position versus peers. For these reasons, we declined to provide specific performance goals for outstanding awards.

As noted in the ISS report, the overall compensation paid to our named executive officers, including our CEO, aligns well with our peer group companies, and with our financial results. We believe the objections raised by ISS should not be grounds for a vote against Proposal 2. In addition, in its recently released report, proxy advisor firm Glass Lewis recommends a vote FOR Proposal 2.

The Company believes strongly in the importance of engaging with its shareholders and addressing concerns that may arise. In 1999, we instituted a robust shareholder engagement process of which we are proud. Following such engagement, the Committee worked to update and revise the executive compensation program to increase the percentage of overall compensation based on performance goals.

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Since 2020, the results of our annual say on pay advisory vote have been approved by more than 93% of the shareholders voting.

For the reasons set forth above, and as further detailed in our proxy statement, we recommend that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our named executive officers for 2024. Please vote FOR Proposal 2.

Thank you for your investment in the Company and your vote.

Sincerely,

Daniel J. Hilferty

Lead Independent Director

Chair, Executive Compensation Committee

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